EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

USW Members Ratify Labor Agreement For AK Steel’s Mountain State Carbon Plant

West Chester, OH, February 5, 2015 - AK Steel (NYSE: AKS) said today that members of the United Steelworkers (USW) international union have ratified a new 4-year labor agreement covering about 215 hourly production and maintenance employees at the company’s Mountain State Carbon cokemaking plant in Follansbee, West Virginia. The new agreement will take effect on March 1, 2015.
“We are very pleased that USW members have ratified this labor agreement at our Mountain State Carbon plant,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “This is our initial labor agreement for represented employees at this plant. It will provide a competitive contract for AK Steel and our Mountain State Carbon employees.”
AK Steel acquired Mountain State Carbon in September 2014 as part of its acquisition of Severstal Dearborn, LLC. While the USW had previously represented Mountain State Carbon employees for collective bargaining purposes under a previous owner of the plant, there was no negotiated labor agreement in place at the time of AK Steel’s acquisition of the plant.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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